Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BERRY PETROLEUM CORPORATION

Berry Petroleum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Berry Petroleum Corporation.

2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 13, 2017 and the Original Charter was amended and restated by the filing of the Amended and Restated Certificate of Incorporation of the Corporation (the “A&R Charter”) with the Secretary of State of the State of Delaware on February 28, 2017.

3. The date of filing of the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Current Certificate”) with the Secretary of State of the State of Delaware was February 28, 2017.

4. The execution and filing of this Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Amendment”) was approved by (i) the board of directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL, the A&R Charter and the Current Certificate.

5. Section 5(b) of the Current Certificate is hereby amended and restated in its entirety to read as follows:

“(b)

(i) Forced Conversion. At any time after February 28, 2021, the Corporation may force holders of shares of Series A Preferred Stock to convert all or a portion of the shares of Series A Preferred Stock owned by such holder into a Per Share Amount equal to (A) 1.00, multiplied by (B) the Conversion Rate in effect at such time, subject to adjustment as provided below, if, at the time of such conversion the following conditions are satisfied: (i) the value of a share of Common Stock into which a share of Series A Preferred Stock is convertible is equal to or greater than $15.00, based on the VWAP for any 20-trading-day period during the 30 trading days preceding conversion, (ii) the number of shares of Common Stock issuable upon conversion in any 30-day period does not exceed 20% of the cumulative volume of the shares of Common Stock for the 30 trading days preceding conversion, (iii) such shares of Common Stock are quoted on any national securities exchange and (iv) there is an effective registration statement on file covering resales of all shares of Common Stock to be received upon conversion; provided, that the volume limitations in clause (ii) will not apply if the Corporation arranges a firm commitment public underwritten offering of such as converted shares of Common Stock providing for the sale of such Common Shares at a price to the public equal to or greater than $15.00 per share of Common Stock. For purposes of this Section 5(b)(i), “VWAP” shall mean, for any date, the price determined by the first of the following to apply: (A) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P.; (B) if prices for the Common Stock are then reported in a market operated by OTC Market Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported during trading hours; or (C) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation’s Board of Directors, the fees and expenses of which shall be paid by the Corporation.

(ii) Automatic Conversion. Subject to the provisions of this Section 5(b)(ii) and Section 5(b)(iv), effective immediately upon filing of the Certificate of Amendment, each outstanding share of Series A Preferred Stock shall automatically convert into (w) a number of shares of Common Stock equal to (A) 1.05, multiplied by (B) the Conversion Rate in effect at such time (the “Per Share Stock Amount”) and (x) the right to receive an amount in cash equal to (A) $1.75, minus (B) the amount of any cash dividend paid by the Corporation on such share of Series A Preferred Stock in respect of any period commencing on or after April 1, 2018 (the “Per Share Cash Amount”). All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Automatic Conversion Effective Date and the manner and place designated for automatic conversion of all such shares of Series A Preferred Stock pursuant to this Section 5(b)(ii). Such notice need not be sent in advance of the occurrence of the Automatic Conversion Effective Date. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 5(b)(ii), including the rights, if any, to receive notices or vote (other than as a holder of Common Stock), will terminate on the Automatic Conversion Effective Date, except for the rights of the holders thereof to receive the items provided for in the next sentence of this Section 5(b)(ii) and cash in lieu of any fractional shares pursuant to Section 5(b)(iv). No later than two (2) business days following the Automatic Conversion Effective Date, the Corporation shall (y) issue to such holder, in book-entry form, the number of whole shares of Common Stock issuable on such conversion pursuant to this Section 5(b)(ii), and cause the transfer agent for its Common Stock to make book-entry notations for the issuance thereof in the share register of the Corporation, and deliver statements to each holder evidencing the same, and (z) pay the applicable Per Share Cash Amount to such holder. To the extent anything in this Section 5(b)(ii) conflicts with or is inconsistent with anything in Section 5(c), this Section 5(b)(ii) shall take precedence and shall control.

(iii) Notwithstanding anything to the contrary in this Certificate of Designation, if the Corporation in good faith believes that HSR Approval may be required in connection with a conversion pursuant to Section 5(b)(ii), as of the Automatic Conversion Effective Date, such Series A Preferred Stock shall thereafter only represent the right to receive the Per

Share Stock Amount and Per Share Cash Amount on the business day following (A) receipt of such HSR Approval or (B) the date on which Corporation otherwise determines that HSR Approval is not necessary. To the extent that HSR Approval is required in respect of a conversion of Series A Preferred Stock into Common Stock pursuant to this Section 5, the holder of such Series A Preferred Stock and the Corporation each agree to use reasonable best efforts to obtain such HSR Approval as promptly as practicable. Each holder of Series A Preferred Stock to be converted pursuant to this Section 5 and the Corporation shall bear its own costs and expenses incurred in connection obtaining HSR Approval; provided, that any filing fees in connection therewith will be borne solely by the holder of such Series A Preferred Stock.

(iv) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock pursuant to this Section 5, and no certificate or scrip for any such fractional shares shall be issued. Any holder of Series A Preferred Stock who would otherwise be entitled upon such conversion to receive a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder), in lieu of such fraction of a share, shall be paid cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board of Directors; provided, however, that in connection with an automatic conversion pursuant to Section 5(b)(ii), the fair value of such fraction of a share shall be equal to such fraction multiplied by the price to be paid by an investor to acquire a share of Common Stock in the Initial Public Offering. No later than two (2) business days following the effective date of any conversion pursuant to this Section 5, the Corporation shall pay cash as provided in this Section 5(b)(iv) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.”

6. Section 5(c) of the Current Certificate is hereby amended and restated in its entirety to read as follows:

“(c) Recordkeeping. As of (A) the expiration of the notice period (for an optional conversion under Section 5(a)) or (B) the time of the conversion (for a forced conversion under Section 5(b)(i)), a conversion shall be deemed to occur, the Person entitled to receive the Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of such Common Stock and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock. As promptly as practicable on or after a deemed conversion, the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion. Such delivery of shares shall be made, at the option of the applicable holder, in certificated form or by book-entry; provided, however, that in connection with an automatic conversion pursuant to Section 5(b)(ii), such shares shall be issued in book-entry form. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder, at the discretion of such holder, on a book-entry basis or by mailing certificates evidencing the shares to the holders or such holder’s nominees at their respective addresses as set forth in the conversion notice.”

7. Section 7 of the Current Certificate is hereby amended to include the following:

(g) “Automatic Conversion Effective Date” means the effective date of the automatic conversion pursuant to Section 5(b)(ii).

(h) “Certificate of Amendment” means the Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock of Berry Petroleum Corporation, filed with the Secretary of State of the State of Delaware on July 25, 2018.

(i) “HSR Approval” means approval pursuant to, or the expiration or early termination of applicable waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(j) “Initial Public Offering” means the initial sale or distribution to the public of equity securities of the Corporation pursuant to an offering registered under the Securities Act of 1933, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 25 day of July, 2018.

BERRY PETROLEUM CORPORATION

/s/ Arthur T. Smith
Name: Arthur T. Smith
Title: Chief Executive Officer

[Signature Page to Certificate of Amendment]